Exhibit 23.2

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Orthofix Medical Inc. (formerly Orthofix International N.V.) Second Amended and Restated Stock Purchase Plan, as amended, of our report dated April 30, 2018, with respect to the consolidated financial statements of Spinal Kinetics, Inc. and its subsidiaries for the year ended December 31, 2017, included in Orthofix Medical Inc.’s (formerly Orthofix International N.V.) Current Report (Form 8-K) filed with the Securities and Exchange Commission on May 15, 2018.

/s/ Ernst & Young LLP

Dallas, Texas

August 1, 2018